Exhibit 99.1

NEWS

For Immediate Release

For additional information contact:

Marty Schwenner

Vice President, Chief Financial Officer

Magnetek, Inc.

262-703-4282

mschwenner@magnetek.com

David A. Bloss, Sr. Elected Magnetek Director

Menomonee Falls, Wis., April 23, 2008 — Magnetek, Inc. (NYSE: MAG) today announced that David A. Bloss, Sr. has been elected a director of the Company. Mr. Bloss is chairman of the board of CIRCOR International, Inc. (NYSE:CIR), Burlington, Mass., a supplier of valves and accessories to OEMs, processors, manufacturers and the military. He recently retired as CIRCOR’s chief executive officer, a position he held since 1999, when CIRCOR was spun off of Watts Industries, Inc. Mr. Bloss joined Watts as executive vice president in 1993 and was promoted to president and chief operating officer in 1997. While at Watts/CIRCOR, Mr. Bloss was responsible for the acquisition and integration of over 25 businesses and developed Watts/CIRCOR’s business expansion strategy in Asia.

Prior to joining Watts, Mr. Bloss was president of the superabrasives division of Norton Company, a manufacturer of abrasives and cutting tools, with responsibility for 11 manufacturing plants; 1,500 employees; and sales in Japan, North America and Europe. Mr. Bloss also served as director of corporate planning and development for Cooper Industries, a diversified manufacturer located in Houston, Texas, where he was responsible for the Company’s strategic planning and acquisition/divestiture program. He also held positions at Clark Material Handling Equipment Company and Price Waterhouse & Co., where he earned his certified public accountant credentials.

“We are extremely pleased to welcome David Bloss as a director,” said Magnetek’s Board Chairman Mitchell Quain. “He is well qualified to contribute to Board discussions about operational and business strategy, particularly in the areas of mergers and acquisitions and acquisition integration. His experience will also serve Magnetek well on the Audit, Compensation and Governance Committees.”

A graduate of Indiana University at South Bend, the faculty awarded him the Business School Distinguished Alumni Award and he served as the university’s commencement speaker in 1998. He is currently a member of the I.U. South Bend Chancellor’s Advisory Board. Bloss lives in the Boston area.

Magnetek, Inc. manufactures digital power and motion control systems used in material handling, people moving, communications and energy delivery. Headquartered in Menomonee Falls, Wis., in the greater Milwaukee area, Magnetek operates manufacturing facilities in Pittsburgh, Pa., and Mississauga, Ontario, Canada, as well as Menomonee Falls. For its fiscal year ended July 1, 2007, Magnetek’s revenues were $103.8 million. More information about Magnetek is available on its website at: http://www.magnetek.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s anticipated financial results for future periods, including the fiscal year ending June 29, 2008.  These forward-looking statements are based on the Company’s expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control.  Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements.  These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, communications and alternative energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the company’s ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

N49 W13650 Campbell Drive     Menomonee Falls, WI  53051     262.783.3500     262.783.3510 Fax     www.magnetek.com